Exhibit 99.1

For:	Immediate Release	Contact:	Larry Lentych
	January 23, 2009		Chief Financial Officer
574-235-2000

1ST SOURCE AGREES TO PARTICIPATE IN TREASURY DEPARTMENT
 CAPITAL PURCHASE PROGRAM

    South Bend, IN – South Bend, IN - 1st Source Corporation (Nasdaq:SRCE), parent company of 1st Source Bank, today announced it has agreed to participate in and has sold preferred, non-voting shares of its stock valued at $111 million to the U.S. Treasury Department as part of the Treasury Department’s Capital Purchase Program.

    According to Christopher J. Murphy III, Chairman of 1st Source Corporation, “The decision to participate in the United States Treasury Capital Purchase Program was made thoughtfully by 1st Source and its Board of Directors. 1st Source is well capitalized, comfortably above the guidelines, has a solid loan loss reserve, and yesterday reported net income for 2008 of $33.39 million, a nine percent increase over the previous year. 1st Source has chosen to voluntarily participate in the program to assist the U.S. government in making sure credit is available to creditworthy customers in our local community banking markets and in our specialty finance markets across the country. We have remained active in establishing and deepening relationships with both new and existing customers. Due to the unwillingness or inability of other financial institutions to react, we found we have had requests for additional credit resources and want to be responsive where it is appropriate and prudent to do so.”

    “At 1st Source, we are strong, stable, local and personal. Since 1863, through good times and bad, the people of 1st Source have been helping our neighbors buy and improve homes, finance education and invest for the future. We have built relationships over generations with business people and farmers as they start up, buy equipment and expand. With our legacy comes responsibility. We feel the obligation to help our markets succeed in these tumultuous times. Last year alone, we provided over $127 million in consumer mortgages in our footprint, and we already have $60 million in the pipeline for this year.  The money received will help us continue to provide loans for those in our communities, and provide a cushion for us against possible shocks from a severe and prolonged economic downturn. These factors overpowered our reluctance to accept an expensive equity investment and increased regulatory oversight by the federal government.” continued Mr. Murphy.

    “The issues that made it so difficult for us to embrace this program at the outset are the many unknowns and the unilateral ability of the Treasury to change the terms and conditions retroactively. We have continued to be concerned about political pressures to make inappropriate loans. We have avoided those pressures in the past because we have always felt debt could become an impossible burden for people, limiting rather than increasing their quality of life. That is why we avoided subprime lending and exotic mortgage instruments. ” concluded Mr. Murphy.

    Independent review confirms the strength and soundness of 1st Source.  The organization is rated well capitalized according to federal regulators’ definition, the highest possible level of capitalization. 1st Source Bank has received a 5 Star “Superior” rating from Bauer Financial; and a 4 Star “Sound” rating from Bankrate.com based on capital adequacy, asset quality, profitability and liquidity.

    The preferred stock issued to the Treasury Department pays a 5% annual dividend for the first five years and a 9% annual dividend thereafter.  1st Source also issued a warrant to the Treasury Department to purchase up to 837,947 shares of 1st Source common stock at $19.87 per share which, if issued, would represent approximately 3.3% of outstanding common shares based upon the number of shares currently outstanding.

    1st Source Corporation serves the northern half of Indiana and southwest Michigan and is the largest locally controlled financial institution headquartered in the area. While delivering a comprehensive range of consumer and commercial banking services, 1st Source has distinguished itself with highly personalized services. 1st Source Bank also competes for business nationally by offering specialized financing services for new and used private and cargo aircraft, automobiles for leasing and rental agencies, medium and heavy duty trucks, construction and environmental equipment. The Corporation includes 79 banking centers in 17 counties, 24 locations nationwide for the 1st Source Bank Specialty Finance Group, 7 Trust and Wealth management locations plus 7 1st Source Insurance offices. With a history dating back to 1863, 1st Source Bank has a tradition of providing superior service to clients while playing a leadership role in the continued development of the communities in which it serves.

    1st Source may be accessed on its home page at “www.1stsource.com.”  Its common stock is traded on the Nasdaq Global Select Market under "SRCE" and appears in the National Market System tables in many daily newspapers under the code name "1st Src". Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “expect,” “intend,” “estimate,” “possible,” “anticipate,” “project,” “will,” “should,” and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. 1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.

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